Exhibit 99.1

Media contact:	Investor contact:
Bobbie Egan	Lavanya Sareen
Corporate Communications	Managing Director, Investor Relations
(206) 392-5134	(206) 392-5656

October 2, 2015

Alaska Air Group Reports September 2015 Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported September and year-to-date operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

AIR GROUP
On a combined basis, Air Group reported a 10.0 percent increase in traffic on a 10.3 percent increase in capacity compared to September 2014. This resulted in a 0.3 point decrease in load factor to 81.6 percent. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for September and year-to-date 2015, compared to the prior-year periods:

	September			Year-to-Date
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	2,573	2,350	9.5%	23,956	21,996	8.9%
Revenue passenger miles RPM (in millions)	2,633	2,393	10.0%	25,052	23,078	8.6%
Available seat miles ASM (in millions)	3,225	2,923	10.3%	29,574	26,922	9.9%
Passenger load factor	81.6%	81.9%	(0.3) pts	84.7%	85.7%	(1.0) pts

-more-

ALASKA AIRLINES - MAINLINE
Alaska reported a 9.8 percent increase in traffic on a 10.2 percent increase in capacity compared to September 2014. This resulted in a 0.3 point decrease in load factor to 81.8 percent. Alaska also reported 88.8 percent of its flights arrived on time in September, compared to the 87.0 percent reported in September 2014.
The following table shows Alaska's operational results for September and year-to-date 2015, compared to the prior-year periods:

	September			Year-to-Date
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	1,813	1,650	9.9%	17,193	15,796	8.8%
RPMs (in millions)	2,357	2,146	9.8%	22,633	20,871	8.4%
ASMs (in millions)	2,880	2,614	10.2%	26,609	24,197	10.0%
Passenger load factor	81.8%	82.1%	(0.3) pts	85.1%	86.3%	(1.2) pts
On-time arrivals as reported to U.S. DOT	88.8%	87.0%	1.8 pts	86.4%	86.7%	(0.3) pts

HORIZON AIR
Horizon reported a 2.7 percent increase in September traffic on a 1.7 percent increase in capacity compared to September 2014. This resulted in a 0.8 point increase in load factor to 79.4 percent. Horizon also reported 84.1 percent of its flights arrived on time in September, compared to the 88.9 percent reported in September 2014.
The following table shows Horizon's operational results for September and year-to-date 2015, compared to the prior-year periods:

	September			Year-to-Date
	2015	2014	Change	2015	2014	Change
Revenue passengers (in thousands)	659	625	5.4%	5,972	5,573	7.2%
RPMs (in millions)	189	184	2.7%	1,755	1,662	5.6%
ASMs (in millions)	238	234	1.7%	2,183	2,086	4.7%
Passenger load factor	79.4%	78.6%	0.8 pts	80.4%	79.7%	0.7 pts
On-time arrivals as reported to U.S. DOT	84.1%	88.9%	(4.8) pts	84.8%	88.6%	(3.8) pts

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves more than 100 cities through an expansive network in the United States, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North American Airline Satisfaction Study for eight consecutive years from 2008 to 2015. Alaska Airlines’ Mileage Plan also ranked “Highest in Customer Satisfaction with Airline Loyalty Rewards Programs” in the J.D. Power 2014 and 2015 Airline Loyalty/Rewards Program Satisfaction Report. For reservations, visit www.alaskaair.com. For more news and information, visit Alaska Airlines’ newsroom at www.alaskaair.com/newsroom.

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